EXHIBIT 10.121

HSBC Bank USA, National Association
452 Fifth Avenue, 10018
Tel: 02079919151    Fax: 020 7992 4493

To:	MICRON TECHNOLOGY INC
Attn:	Rob Brown
Email:	Rlbrown@micron.com
Date:	11th July 2012
Ref :	8878658 / 578383

GEARED SEAGULL CONFIRMATION

Dear Sir or Madam:

The purpose of this letter agreement (a "Confirmation") is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the "Transaction") between HSBC Bank USA, National Association ("Party A") and MICRON TECHNOLOGY INC ("Party B"). This communication constitutes a "Confirmation" as referred to in the Agreement specified below.

The definitions and provisions contained in the 2006 Definitions and the 1998 FX and Currency Option Definitions (the "FX Definitions") (as published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee) are incorporated into this Confirmation. In the event of any inconsistency between the FX Definitions and the 2006 Definitions, the FX Definitions will prevail. In the event of any inconsistency between the FX Definitions or the 2006 Definitions and this Confirmation, this Confirmation will prevail.

If you and we are parties to either an ISDA Interest Rate and Currency Exchange Agreement (for which purpose this Transaction shall constitute a "Swap Transaction") or an ISDA Master Agreement (in each case as "Agreement") then this Confirmation supplements forms part of and is subject to such agreement. If you and we are not yet parties to an Agreement then this Confirmation evidences a complete and binding agreement between both parties as to the terms of the Transaction to which this Confirmation relates. In addition Party A and Party B agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form") with such modifications as you and we will in good faith agree. Upon execution by both Party A and Party B of such an agreement, this Confirmation will supplement, form part of, and be subject to that agreement. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation. Until we execute and deliver that agreement, this Confirmation, together with all other documents referring to the ISDA Form (each a "Confirmation") confirming transactions (each a "Transaction") entered into between us (notwithstanding anything to the contrary in a Confirmation) shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement to the Trade Date of the first such Transaction between us in such form with the Schedule thereto (i) specifying only that (a) the governing laws of the State of New York and the Termination Currency is U.S. Dollars. In the event of any inconsistencies between this Confirmation and the provisions of that agreement, this confirmation shall prevail for the purpose of this Transaction.

Each of Party A and Party B represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	02 July 2012

Calculation Agent:
Party A, whose determinations in respect of this Transaction shall be conclusive and binding save for manifest error and who shall also determine whether the applicable Spot Rate has traded at or above the Forward Rate, or below the Forward Rate.

Notional Currency and Amount (i):	JPY 60,000,000,000.00

Notional Currency and Amount (ii):	JPY 30,000,000,000.00

Reference Currency:	USD, in accordance with the Settlement Terms

Strike Rate:	Either
(i).79.2000 being the currency exchange rate, expressed as the amount of JPY per one unit of USD; or
(ii).83.3200 being the currency exchange rate, expressed as the amount of JPY per one unit of USD
(iii).75.5700 being the currency exchange rate, expressed as the amount of JPY per one unit of USD

Limit Rate:	75.5700 being the currency exchange rate, expressed as the amount of JPY per one unit of USD; in accordance with the Settlement Terms.
Limit Event Period:	From Trade Time on Trade Date up to, and including, Expiration Time on Expiration Date.
Expiration Time:	10:00am New York

Expiration Date:	03April 2013

Settlement Date:	05 April 2013

Premium Amount:	JPY 14,933,574.00

Premium Payer:	Party B

Premium Payment Date:	05 April 2013

Settlement Terms:
(i) If the Spot Exchange Rate is at or below 79.2000
JPY/USD at the Expiration Time on the Expiration
Date, Party A shall pay the Notional Currency and Amount (i) to Party B in Exchange for an amount in the Reference Currency by applying Strike Rate (i) on the Settlement Date.

(ii) If the Spot Exchange Rate at Expiration Time on Expiration Date is at or above 83.3200 JPY/USD at the Expiration Time on the Expiration Date, Party A shall pay the Notional Currency and Amount (ii) in Exchange for an amount in the Reference Currency by applying Strike Rate (ii) on the Settlement Date.

(iii) If a Limit Event has occurred and the Spot Rate is below 75.5700 JPY/USD at the Expiration Time on the Expiration Date, Party A shall pay the Notional Currency and Amount (ii), in exchange for an amount in the Reference Currency, calculated as follows:

(Notional amount (i) / Strike Rate (i)) - (Notional amount (ii) / Limit Rate)

Type of Order	:	at Market
Venue Identification	:	HSBC Bank USA, National Association 452 Fifth Avenue, 10018

The time that this transaction was effected can be supplied upon request. We have effected this transaction as principal.

Definitions

The definitions and other terms below apply to the Transaction. In the event of any inconsistency between this Confirmation and the terms of the Agreement, this Confirmation shall prevail.

“Limit Event” shall be treated as having occurred in relation to the Seagull Transaction if the Spot Exchange Rate during the Limit Event Period has been at or below the Limit Rate as determined by the Calculation Agent. All determinations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

"Spot Exchange Rate" Is the price at the time at which such price is to be determined in the Spot Market for foreign exchange transactions involving the currency pair which is the subject of this Transaction determined by reference either to rates for the exchange of currencies in such currency pair or to cross-rates as the Calculation Agent shall determine acting in good faith and in a commercially reasonable manner.

“Spot Market” means, the Global Spot Foreign Exchange Market, which, for these purposes, shall, unless otherwise agreed, be treated as being open continuously from 5:00 a.m. Sydney time on a Monday in any week to 5:00 p.m. New York time on the Friday of that week.

Withholding Tax

All payments to be made by either Party pursuant to or in connection with this transaction or the Agreement shall be made free and clear of and without deduction or withholding for or on account of tax (which term shall for the purposes hereof include any tax, levy, impost, duty, charge, fee deduction or withholding of any nature) unless a Party (the "Payer") is required by applicable law to make a payment (the "Relevant Payment") subject to the deduction or withholding of tax, in which case the sum of the Relevant Payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Party receiving the Relevant Payment (the "Payee") receives and retains (free from any liability in respect of such deductions or withholding) a net sum equal to the sum which it would have received and retained had no such deduction or withholding been made or required to be made.

If and to the extent that the Payer's obligation to pay an increased sum as aforesaid can be mitigated by virtue of the provisions of any applicable double tax convention, the Payee shall use its reasonable endeavours (including, without limitation, the submission to the relevant fiscal authorities of all requisite forms and information) to ensure the application of such double tax convention.

Representations and Warranties

Absent a written agreement to the contrary, each party represents and warrants to the other party that (i) it is not relying on any advice (whether written or oral) of the other party regarding this Transaction; (ii) it has the capacity to evaluate (internally or through independent professional advice) this Transaction and has made its own decision to enter into this Transaction; (iii) it understands the terms, conditions and risks of this Transaction and is willing to accept those terms and conditions and to assume (financially or otherwise) those risks; and (iv) the other party (1) is not acting as a fiduciary or financial, investment or commodity trading advisor for it, (2) has not given to it (directly or indirectly through any other person) any assurance, guaranty, or representation whatsoever as to the merits (either legal, regulatory, tax, financial, accounting or otherwise) of this Transaction or any documentation related thereto, and (3) has not committed to unwind this Transaction.

Disclosure

The Parties acknowledge that HSBC Bank USA, National Association is regularly engaged in the business of buying and selling foreign exchange spot, forward and options contracts and, as a result, HSBC Bank USA, National Association may from time to time engage in activities in the foreign exchange markets which may affect the value of this transaction. It is further acknowledged that HSBC Bank USA, National Association, for its own risk management purposes, may from time to time enter into foreign exchange contracts which it deems necessary to hedge (or to reduce or remove any hedge) risks related to this transaction. In particular, the Parties acknowledge that as a result of such risk management activities, whenever it becomes reasonably likely that the Spot Exchange Rate may be less than or equal to the Strike Rate, in anticipation of such probability HSBC Bank USA, National Association may engage in transactions to hedge (or to reduce or remove hedges) and that such transactions may increase the probability that the Spot Exchange Rate will be less than or equal to the Strike Rate.

Documentation

Please confirm the forgoing correctly confirms the terms of our agreement by executing a copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter of facsimile substantially similar to this letter, which letter or facsimile sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours faithfully,

/s/ Luke Cunningham

Duly authorised for and on behalf of
HSBC Bank USA, National Association

Name:	HSBC Bank USA, N.A.
Title:
Duly authorised for and on behalf of
MICRON TECHNOLOGY INC
By:	/s/ Anne Miller
Name:	Anne Miller
Title	Senior Manager, Worldwide Treasury Operations
Trade Ref:	8878658 / 578383